As filed with the Securities and Exchange Commission on December 18, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

INSITE VISION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	2834	94-3015807
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

965 Atlantic Avenue

Alameda, California 94501

(510) 865-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy Ruane

Chief Executive Officer

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, California 94501

(510) 865-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy R. Curry, Esq.

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

(650) 739-3939

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share, issuable upon exercise of warrants	2,053,169	$0.33	$677,546	$78.73
Common Stock, par value $0.01 per share, issuable upon exercise of warrants	200,620	$0.31	$62,192	$7.23
Common Stock, par value $0.01 per share, issuable upon exercise of warrants	2,824,281	$0.26	$734,313	$85.32
Total	5,078,070			$171.28

(1)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional shares of common stock that become issuable as a result of stock dividends, stock splits and similar transactions effected without receipt of consideration that result in an increase in the number of outstanding shares of the registrant’s common stock.
(2)	Pursuant to Rule 457(g) under the Securities Act, the proposed maximum offering price per share is based on the exercise price of the warrants, which is $0.33 per share with respect to warrants to purchase 2,053,169 shares of common stock, $0.31 per share with respect to warrants to purchase 200,620 shares of common stock and $0.26 per share with respect to warrants to purchase 2,824,281 shares of common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

(SUBJECT TO COMPLETION, DATED December 18, 2014)

PROSPECTUS

INSITE VISION INCORPORATED

5,078,070 Shares of Common Stock

This prospectus covers the resale by the selling stockholders identified in this prospectus of up to an aggregate of 5,078,070 shares of our common stock issuable upon the exercise of outstanding warrants. The warrants were issued and sold to the selling stockholders in a private placement in October, November and December, 2014.

We are not offering any shares of common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock covered hereby. However, we will receive the exercise price of any warrants exercised for cash. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for general corporate purposes.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for additional information.

Our common stock is quoted on the OTC Bulletin Board under the symbol “INSV.” On December 12, 2014, the closing bid price per share of our common stock was $0.22 per share.

We will pay the expenses related to the registration of the shares of common stock covered by this prospectus. The selling stockholders will pay any commissions and selling expenses they may incur.

Our business and an investment in our securities involve significant risks. You should read the section entitled “Risk Factors” beginning on page 4 of this prospectus and the risk factors incorporated by reference in this prospectus as described in that section before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2014.

i

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus, including the section entitled “Risk Factors” and the risk factors incorporated by reference in this prospectus as described in that section, and our financial statements and the notes thereto and other information incorporated by reference in this prospectus from our other filings with the Securities and Exchange Commission, or the SEC. In this prospectus, unless the context indicates otherwise, the terms “company,” “we,” “us,” and “our” refer to InSite Vision Incorporated, a Delaware corporation, and its subsidiaries.

Our Company

Overview

We are an ophthalmic product development company advancing ophthalmic pharmaceutical products to address unmet eye care needs. Our current portfolio of products is based on our proprietary DuraSite® sustained drug delivery technology. Our strategy is to primarily focus on filing New Drug Applications for BromSite and DexaSite with the United States Food and Drug Administration.

Our principal executive offices are located at 965 Atlantic Avenue, Alameda, California 94501 and our telephone number is (510) 865-8800. Our website address is www.insitevision.com. Except for the documents referred to in the section “Incorporation of Certain Information by Reference,” which are specifically incorporated by reference in this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an interactive textual reference and do not intend it to be an active link to our website.

Recent Developments

On October 9, 2014, we entered into a securities purchase agreement, or Securities Purchase Agreement with Riverbank Capital Securities, Inc., broker-dealer, as placement agent, and the purchasers party thereto pursuant to which we agreed to sell our 12% Senior Secured Notes in an aggregate principal amount of up to $15,000,000 and issue warrants to purchase shares of our common stock, or the Warrants. The purchasers in the initial closing under the Securities Purchase Agreement committed to purchase such notes, in one or more tranches, upon our request, in an aggregate principal amount of $7,145,000. On November 21, 2014, additional purchasers became a party to the Securities Purchase Agreement and committed to purchase such notes, in one or more tranches, upon our request, in an aggregate principal amount of $650,000, bringing the total aggregate commitment to purchase such notes to $7,795,000. We do not expect to obtain further purchase commitments and, therefore, it is likely that the maximum commitment amount will remain at $7,795,000.

Between October 9, 2014 and December 10, 2014, we sold and issued 12% Senior Secured Notes having an aggregate principal amount equal to $5,196,667, and the purchasers received Warrants to purchase an aggregate of (i) 2,053,169 shares of our common stock at an exercise price of $0.33 per share, (ii) 200,620 shares of our common stock at an exercise price of $0.31 per share and (iii) 2,824,281 shares of our common stock at an exercise price of $0.26 per share.

The 12% Senior Secured Notes are senior obligations and are secured by substantially all of our assets, including our intellectual property.

Each Warrant issued or to be issued in connection with the sale and issuance of the 12% Senior Secured Notes will be exercisable for a number of shares of our common stock equal to a defined “applicable percentage” of the principal amount of the notes being purchased by the purchaser in such tranche divided by the “per share price” defined to be the volume weighted average price of our common stock for the five trading days immediately preceding the date of the applicable closing or, with respect to a closing other than the initial closing and the second closing of such offering, if less, the volume weighted average price of our common stock for the five trading days immediately preceding the initial closing. The “applicable percentage” for Warrants issued in the first and second tranches is 25%, and for Warrants issued in connection with each subsequent tranche is 20%; provided that the applicable percentage is 35% with respect to any tranche for which we issue a request to draw funds on the date that is 12 months following the date of the initial closing. Each Warrant has, or will have if and when issued, an exercise price equal to 115% of the “per share price” calculated as described above.

The Warrants are exercisable immediately and expire five years from the date of issuance. The exercise price and the number of shares of common stock issuable upon exercise of the Warrants are subject to adjustment for stock splits, stock dividends or other reclassifications or combinations of our common stock. In addition, upon the occurrence of certain “fundamental transactions,” such as a merger or consolidation of us into another entity or a sale of all or substantially all of our assets in a single transaction or a series of transactions, the holders of the Warrants, at their option, will be entitled to receive in cash an amount equal to the “Black Scholes value” of the Warrants as of the date of such “fundamental transaction” as determined in accordance with the terms of the Warrants.

Pursuant to the Securities Purchase Agreement, we agreed to file a registration statement with the Securities and Exchange Commission, or SEC, within 90 days of closing each tranche to register the resale of the common stock issuable upon exercise of the Warrants issued in connection with the closing of such tranche. We also agreed to use our best efforts to have each such registration statement declared effective by the SEC within 120 days of the closing of each tranche (or 180 days after the applicable closing date in the event the SEC issues comments on the registration statement).

The above descriptions of the Securities Purchase Agreement, the 12% Senior Secured Notes and the Warrants issued in connection with such notes are qualified in their entirety by reference to Exhibits 4.1, 10.1, 10.2, and 10.3 to our Current Report on Form 8-K filed with the SEC on October 16, 2014.

The Warrants (and the shares of common stock issuable upon exercise of the Warrants) were offered and sold by us pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, set forth in Regulation D promulgated thereunder.

The Offering

Common stock offered by the selling stockholders:	5,078,070 shares

Common stock to be outstanding after the offering:	137,029,103 (1)

OTC Bulletin Board symbol:	INSV

Use of Proceeds:	We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. However, we will receive the exercise price of any Warrants exercised for cash. To the extent that we receive cash upon exercise of any Warrants, we expect to use that cash for general corporate purposes.

Risk Factors:	See “Risk Factors” beginning on page 4 and the risk factors incorporated by reference in this prospectus as described in that section, and the other information included in this prospectus or incorporated by reference for a discussion of factors you should consider before making an investment decision

(1)	The number of shares of common stock outstanding after the offering is based on the number of shares of common stock outstanding as of December 12, 2014, assuming the full exercise of the Warrants to purchase 5,078,070 shares of common stock. This number does not include shares of common stock issuable upon exercise of (i) other outstanding warrants, or (ii) options granted or available for grant under our equity incentive and compensation plans.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, as well as those set forth in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K (whichever is most recent) on file with the SEC, which are incorporated by reference in this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could be materially harmed. In addition, risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, financial condition and results of operations. If this were to happen, the value of our common stock could decline significantly and you could lose all or part of your investment.

Risks Related to this Offering

Sales of shares issued in the Offering may cause the market price of our shares to decline.

Since the initial closing of the sale and issuance of 12% Senior Secured Notes on October 9, 2014, we issued Warrants to purchase up to 5,078,070 shares of common stock. We agreed to register with the SEC the shares of common stock issuable upon exercise of the Warrants. The registration statement of which this prospectus forms a part has been filed to satisfy this obligation. Upon the effectiveness of the registration statement, an aggregate of 5,078,070 shares of common stock issuable upon exercise of the Warrants may be freely sold in the open market. The sale of a significant amount of these shares of common stock in the open market, or the perception that these sales may occur, could cause the market price of our common stock to decline or become highly volatile.

We may have to pay damages to purchasers of 12% Senior Secured Notes if we are unable to fulfill our obligations to register shares of our common stock issuable upon exercise of the Warrants, which would increase our expenses and reduce our cash resources.

In connection with the issuance of the Warrants, we agreed to register with the SEC the shares of common stock issuable upon exercise of the Warrants in accordance with terms set forth in the Securities Purchase Agreement. Under the terms of the Securities Purchase Agreement, subject to certain limited exceptions, if the registration statement of which this prospectus forms a part has not been declared effective within the time periods specified in the Securities Purchase Agreement or we otherwise fail to comply with certain provisions set forth in the Securities Purchase Agreement, we may be determined to be in breach of such agreement and required to pay damages to the investors to which we issued the Warrants. There can be no assurance that the registration statement of which this prospectus forms a part will be declared effective by the SEC or will remain effective as required under the Securities Purchase Agreement. Any payment of damages would increase our expenses, reduce our cash resources and may limit or preclude us from advancing our product candidates through clinical trials or otherwise growing our business.

We do not expect to pay cash dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be paid on the common stock for the foreseeable future, if ever. It is the present policy of our board of directors to retain our earnings, if any, for the development of our business. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend upon, among other things, our earnings, capital, regulatory requirements and financial condition.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21B of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact contained or incorporated by reference in this prospectus, including statements regarding our future financial position, business strategy, clinical and regulatory plans and the timing thereof, and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions described or incorporated by reference in this prospectus.

There can be no assurance that the actual results or developments we anticipate will be realized or, even if substantially realized, that they will have the expected effects on our business or operations. Actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include, among others, those discussed in the section entitled “Risk Factors” beginning on page 4 of this prospectus and the risk factors incorporated by reference in this prospectus as described in that section, and the other information included in this prospectus as well as other risks described in this prospectus and our subsequent filings with the SEC.

When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made and we assume no obligation to update any of these statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. However, we will receive the exercise price of any Warrants exercised for cash. To the extent that we receive cash upon exercise of any Warrants, we expect to use that cash for general corporate purposes.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the OTC Bulletin Board under the symbol “INSV.” Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The following table sets forth the high and low closing sales prices for our common stock as reported by the OTC Bulletin Board for the periods indicated. These prices do not include retail mark-ups, mark-downs or commissions.

	High ($)	Low ($)
2012
First Quarter	0.50	0.36
Second Quarter	0.41	0.27
Third Quarter	0.46	0.32
Fourth Quarter	0.39	0.29
2013
First Quarter	0.36	0.28
Second Quarter	0.34	0.30
Third Quarter	0.34	0.17
Fourth Quarter	0.30	0.19
2014
First Quarter	0.32	0.20
Second Quarter	0.20	0.12
Third Quarter	0.36	0.16
Fourth Quarter (through December 12, 2014)	0.35	0.21

On December 12, 2014, the closing sale price per share of our common stock on the OTC Bulletin Board was $0.22.

On December 12, 2014, we had 131,951,033 shares of common stock outstanding and approximately 149 stockholders of record.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future, if ever. It is the present policy of our board of directors to retain our earnings, if any, for the development of our business.

PRINCIPAL AND SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock set forth below. When we refer to the “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling stockholders’ interests other than through a public sale.

Based on the information provided to us by the selling stockholders, and assuming that the selling stockholders sell all of the shares of common stock owned by them that have been registered by us pursuant to the registration statement of which this prospectus forms a part and do not acquire any additional shares of common stock, each selling stockholder will not own any shares of common stock other than the shares appearing in the column entitled “Beneficial Ownership After Offering.” We cannot advise you as to whether the selling stockholders will, in fact, sell any or all of such shares of common stock. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below.

Unless otherwise indicated below under “Certain Relationships and Related Party Transactions,” based on representations made to us by the selling stockholders, the selling stockholders do not, and within the past three years did not, have any position, office or other material relationship with us or any of our affiliates.

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of December 12, 2014 by our named executive officers and directors, all of our executive officers and directors as a group, and each person who is known by us to beneficially own more than five percent of our common stock. In addition, the following table sets forth the name of each selling stockholder and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, we believe that each of the beneficial owners and selling stockholders listed below has sole voting and investment power with respect to such shares, subject to community property laws, where applicable.

	Beneficial Ownership Prior to Offering (1)		Common Stock Being Offered Pursuant to this Prospectus (Maximum Number that	Beneficial Ownership After Offering (1)
Beneficial Owner	Shares	Percentage of Class (2)	May Be Sold) (3)	Shares	Percentage of Class (2)
Named Executive Officers and Directors (4):
Timothy Ruane	4,012,788	2.96%	—	4,012,788	2.96%
Louis Drapeau	2,177,317	1.63%	—	2,177,317	1.63%
Lyle M. Bowman, Ph.D.	1,302,496	*	—	1,302,496	*
Kamran Hosseini, M.D., Ph.D.	1,342,267	1.01%	—	1,342,267	1.01%
Surendra Patel	825,007	*	—	825,007	*
Timothy McInerney (5)	2,097,128	1.57%	649,676	1,447,452	1.09%
Brian Levy, O.D. M.Sc.	506,250	*	—	506,250	*
Robert O’Holla	780,000	*	—	780,000	*
Craig A. Tooman	493,750	*	—	493,750	*
Anthony Yost	780,000	*	—	780,000	*
All current executive officers and directors as a group (10 persons)	14,317,003	9.87%	649,676	13,667,327	9.42%

Principal Stockholders:
Broadfin Capital, LLC (6) 237 Park Avenue, Suite 900 New York, New York 10017 Broadfin Healthcare Master Fund, Ltd. 20 Genesis Close Ansbacher House, 2nd Floor P.O. Box 1344 Grand Cayman KY1-1108 Cayman Islands Kevin Kotler c/o Broadfin Capital, LLC 237 Park Avenue, Suite 900 New York, New York 10017	17,071,866	12.57%	—	17,071,866	12.57%

Coliseum Capital Management, LLC. (7) Coliseum Capital, LLC Coliseum Capital Partners, L.P. Adam Gray Christopher Shackelton Metro Center 1 Station Place, 7th Floor South Stamford, CT 06902 Blackwell Partners, LLC c/o DUMAC, LLC 280 South Mangum Street, Suite 210 Durham, NC 27701	13,100,738	9.78%	—	13,100,738	9.78%
Eli Jacobson (8) 125 Broad Street, 32nd Floor New York, NY 10004	11,050,676	8.37%	—	11,050,676	8.37%
Ayer Capital Management, LP (9) ACM Capital Partners, LLC Jay Venkatesan 230 California, Suite 600 San Francisco, CA 94111	8,584,357	6.41%	—	8,584,357	6.41%
Pinto Technology Ventures, L.P. (10) Pinto Technology Ventures GP, L.P. Pinto TV GP Company LLC Matthew Crawford Evan S. Melrose c/o PTV Sciences 221 West 6th Street, Suite 700 Austin, Texas 78701	8,052,125	6.10%	—	8,052,125	6.10%

Selling Stockholders (11):
Anthony G. Polak “S” (12)	48,726	*	48,726	—	—
Amy Polak	48,726	*	48,726	—	—
Domaco Venture Capital Fund (13)	48,726	*	48,726	—	—
Jay Moorin	162,420	*	162,420	—	—
James Kelly	48,726	*	48,726	—	—
RBC Capital Markets LLC Custodian Ronald Lazar (IRA) (14)	19,491	*	19,491	—	—
Nicholas Ponzio	64,968	*	64,968	—	—
Warrenton Ventures, LLC	64,968	*	64,968	—	—
James Cannon	649,676	*	649,676	—	—
LM Plus 4 Corporation	146,178	*	146,178	—	—
Nicky V LLC	1,461,770	1.10%	1,461,770	—	—
Garo Armen	194,903	*	194,903	—	—
Kash Flow 18 LLC (15)	649,676	*	649,676	—	—
RL Capital Partners, L.P.	38,982	*	38,982	—	—
Jamie Polak (16)	19,491	*	19,491	—	—

Anthony Gerace	324,839	*	324,839	—	—
Ezra S. Kazam	50,323	*	50,323	—	—
Joshua Kazam Trust	50,323	*	50,323	—	—
Kesef Investment LLC	33,549	*	33,549	—	—
Kingsbrook Opportunities Master Fund LP	301,933	*	301,933	—	—

*	Less than 1%.
(1)	Includes shares of common stock underlying stock options and warrants exercisable within 60 days of December 12, 2014.
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 131,951,033 shares of common stock outstanding as of December 12, 2014. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon exercise of warrants or any options held by such stockholder, which are exercisable within 60 days of December 12, 2014.
(3)	All 5,078,070 shares of common stock offered pursuant to this prospectus are issuable upon exercise of the Warrants.
(4)	The address for our executive officers and directors is c/o InSite Vision Corporation, 965 Atlantic Avenue, Alameda, CA 94501. Includes shares of common stock underlying stock options exercisable within 60 days of December 12, 2014 as follows: Mr. Ruane—3,732,788, Mr. Drapeau—1,837,317, Dr. Bowman—1,225,488, Dr. Hosseini—1,334,914, Mr. Patel—795,353, Mr. McInerney—780,000, Dr. Levy—506,250, Mr. O’Holla—780,000, Mr. Tooman—493,750, and Mr. Yost—780,000. Also includes shares of common stock underlying warrants, exercisable within 60 days of December 12, 2014, as follows: Mr. Ruane—80,000, Mr. Drapeau—80,000, Dr. Bowman—1,320, Mr. Patel—6,666 and Mr. McInerney—716,342.
(5)	Mr. McInerney is an affiliate of a registered broker-dealer. The securities owned by Mr. McInerney were purchased in his individual capacity and not on behalf of the registered broker-dealer. At the time of the purchase of the securities to be resold, Mr. McInerney had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(6)	Information is based on the Schedule 13G/A filed with the SEC on February 14, 2013 by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler. Amount is comprised of 13,171,866 shares over which Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler have shared voting and dispositive power. Amount also includes warrants to purchase 3,900,000 shares of common stock issued to Broadfin Healthcare Master Fund, Ltd.
(7)	Information is based on the Schedule 13G/A filed with the SEC on February 14, 2014 by Coliseum Capital Management, LLC, Coliseum Capital, LLC, Coliseum Capital Partners, L.P., Blackwell Partners, LLC, Adam Gray and Christopher Shackelton. Amount is comprised of 11,100,738 shares over which Coliseum Capital Management, LLC and Messrs. Gray and Shackleton have shared voting and dispositive power, 6,993,006 shares over which Coliseum Capital, LLC has shared voting and dispositive power, 6,993,006 shares over which Coliseum Capital Partners, L.P. has shared voting and dispositive power and 4,407,732 shares over which Blackwell Partners, LLC has shared voting and dispositive power. Amount also includes warrants to purchase 2,000,000 shares of common stock issued to Coliseum Capital Management, LLC.
(8)	Information is based on the Schedule 13G/A filed with the SEC on February 14, 2014 by Eli Jacobson. Amount is comprised of 11,050,676 shares over which Eli Jacobson has sole voting and dispositive power.
(9)	Information is based on the Schedule 13G/A filed with the SEC on February 15, 2013 by Ayer Capital Management, LP, ACM Capital Partners, LLC and Jay Venkatesan. Amount is comprised of 6,584,357 shares over which Ayer Capital Management, LP, ACM Capital Partners, LLC and Jay Venkatesan have shared voting and dispositive power. Amount also includes warrants to purchase 1,803,488, 51,930 and 144,582 shares of common stock issued to Ayer Capital Partners Master Fund, LP, Ayer Capital Partners Kestrel Fund, LP, and Epworth-Ayer Capital, respectively.
(10)	Information is based on the Schedule 13D/A filed with the SEC on August 31, 2010 by Pinto Technology Ventures, L.P., Pinto Technology Ventures GP, L.P. and Pinto TV GP Company LLC (the “Pinto Entities”) and Matthew Crawford and Evan Melrose. Amount is comprised of 7,744,621 shares over which the Pinto Entities, Matthew Crawford and Evan Melrose have shared voting and dispositive power, 128,000 shares over which Mr. Crawford has sole voting and dispositive power and 179,504 shares over which Dr. Melrose has sole voting and dispositive power. Mr. Crawford and Dr. Melrose disclaim beneficial ownership in the shares held by the Pinto Entities, except to the extent of their pecuniary interest therein. The amount does not include 858,015 warrants over which the Pinto Entities, Mr. Crawford and Dr. Melrose have shared voting and dispositive power, 400,000 of which expired unexercised in December 2010 and the remaining 458,015 of which expired unexercised in August 2011.

(11)	Comprised of shares of common stock underlying warrants, exercisable within 60 days of December 12, 2014.
(12)	Mr. Polak is an affiliate of a registered broker-dealer. The securities owned by Mr. Polak were purchased in his individual capacity and not on behalf of the registered broker-dealer. At the time of the purchase of the securities to be resold, Mr. Polak had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(13)	Domaco Venture Capital Fund is an affiliate of a registered broker-dealer. The securities owned by Domaco Venture Capital Fund were purchased for its own account and not on behalf of the registered broker-dealer. At the time of the purchase of the securities to be resold, Domaco Venture Capital Fund had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(14)	Mr. Lazar is an affiliate of a registered broker-dealer. The securities owned by Mr. Lazar were purchased in his individual capacity and not on behalf of the registered broker-dealer. At the time of the purchase of the securities to be resold, Mr. Lazar had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(15)	Kash Flow 18 LLC is an affiliate of a registered broker-dealer. The securities owned by Kash Flow 18 LLC were purchased for its own account and not on behalf of the registered broker-dealer. At the time of the purchase of the securities to be resold, Kash Flow 18 LLC had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(16)	Ms. Polak is an affiliate of a registered broker-dealer. The securities owned by Ms. Polak were purchased in her individual capacity and not on behalf of the registered broker-dealer. At the time of the purchase of the securities to be resold, Ms. Polak had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors, 5% or greater stockholders and any of their immediate family members or entities affiliated with them since January 1, 2011. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

2011 Offering

On July 12, 2011, we entered into a securities purchase agreement with the investors party thereto (the “Investors”) pursuant to which we agreed to issue to the Investors in a private placement 36,978,440 shares of our common stock and warrants exercisable to purchase up to 14,971,376 shares of our common stock, for an aggregate purchase price of approximately $22.2 million. The purchase price for one share of common stock and a warrant to purchase 0.40 shares of common stock was $0.60. Each warrant had an initial exercise price of $0.75 per share. The warrants are exercisable and expire five years from the date of issuance. The offering closed on July 18, 2011. The following insiders participated in the offering on the same terms as the other Investors:

Investor	Shares of common stock purchased	Shares of common stock underlying warrants purchased	Total Purchase Price ($)
Timothy McInerney, Chairman of the Board of Directors	166,665	66,666	99,999
Timothy Ruane, Chief Executive Officer	200,000	80,000	120,000
Louis C. Drapeau, Chief Financial Officer	200,000	80,000	120,000
Lyle M. Bowman, Ph.D., Vice President, Development	3,300	1,320	1,980
Surendra Patel, Vice President, Operations & Quality	16,665	6,666	9,999
Entities affiliated with Coliseum Capital Management, LLC (1)	5,000,000	2,000,000	3,000,000

(1)	Beneficial owners of more than 5% of our common stock at the time of the 2011 offering. Shares were purchased by the following affiliates of Coliseum Capital Management, LLC, whose shares are aggregated for purposes of reporting stock ownership: Coliseum Capital Partners, L.P. and Blackwell Partners, LLC.

We also entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of July 12, 2011, with the Investors. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares and the warrant shares by the Investors.

2014 Securities Purchase Agreement

Timothy McInerney, the Chairman of our board of directors, was a purchaser in the offering of our 12% Senior Secured Notes and Warrants and is a principal of Riverbank Capital Securities, Inc., the placement agent under the Securities Purchase Agreement. Mr. McInerney committed to purchase up to $1 million in aggregate principal amount of 12% Senior Secured Notes under the Securities Purchase Agreement. As of December 10, 2014, Mr. McInerney has purchased $666,666 in aggregate principal amount of our 12% Senior Secured Notes and has been issued Warrants to purchase 287,357 shares of our common stock at an exercise price of $0.33 per share, and 362,319 shares of our common stock at an exercise price of $0.26 per share. The placement agent receives a cash commission equal to 6% of the gross proceeds from the sale of our 12% Senior Secured Notes and issuance of the Warrants. As of December 10, 2014, we had paid $311,800 in commissions to the placement agent pursuant to our engagement letter with the placement agent.

We have the right to sell and issue additional tranches of our 12% Senior Secured Notes and to issue additional Warrants in connection with such notes at any time prior to October 9, 2016, until the aggregate principal amount of all 12% Senior Secured Notes sold pursuant to the Securities Purchase Agreement equals $7,795,000. Mr. McInerney is obligated to purchase up to an additional $333,334 of our 12% Senior Secured Notes pursuant to the Securities Purchase Agreement.

Mr. McInerney’s participation as a purchaser under the Securities Purchase Agreement was on the same terms as the other purchasers that are unaffiliated with us. Mr. McInerney resigned from the Audit Committee of our board of directors effective as of October 9, 2014, but remains the Chairman of our board of directors.

Indemnification Agreements

Our restated certificate of incorporation, as amended, or our Certificate of Incorporation, provides for indemnification of our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, or DGCL. Each of our current directors and executive officers has entered into separate indemnification agreements with us. In addition, our Certificate of Incorporation limits the liability of directors to us or our stockholders to the fullest extent permitted by the DGCL.

DESCRIPTION OF CAPITAL STOCK

The below discussion of our capital stock, our restated certificate of incorporation, as amended, or our Certificate of Incorporation, and our amended bylaws, or our Bylaws, is only a summary and is not complete. For more information regarding our capital stock which may be offered by this prospectus, please refer to our Certificate of Incorporation and our Bylaws which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our Certificate of Incorporation authorizes the issuance of 240,000,000 shares of common stock, $0.01 par value per share. As of December 12, 2014, 131,951,033 shares of common stock were issued and outstanding, warrants to purchase up to an aggregate of 19,869,446 shares of common stock were outstanding, 24,258,358 shares of common stock were reserved for issuance pursuant to outstanding options or available under our equity incentive and compensation plans and no shares of preferred stock were outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Registration Rights

Pursuant to the Securities Purchase Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission within 90 days of closing each tranche of notes and Warrants issued therewith to register the resale of the common stock issuable upon exercise of the Warrants issued in connection with the closing of such tranche. The Company has also agreed to use its best efforts to have each such registration statement declared effective by the Securities and Exchange Commission within 120 days of the closing of each tranche (or 180 days after the applicable closing date in the event the Commission issues comments on the registration statement).

Preferred Stock

Our board of directors has authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share, in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on common stock, diluting the voting power of common stock, impairing the liquidation rights of common stock or delaying or preventing a change in control of our company without further action by the stockholders.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a ‘‘business combination’’ with an ‘‘interested stockholder’’ for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a ‘‘business combination’’ is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder and, subject to certain exceptions, an ‘‘interested stockholder’’ is a person who, together with his, her or its affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors

Our Bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by a stockholder must be delivered not earlier than 120 days prior to the annual meeting and not later than the later of 90 days prior to the annual meeting or 10 days after the day on which we publicly announce the date of the annual meeting. Detailed requirements as to the form of the notice and information required in the notice are specified in our Bylaws. If it is determined that business was not properly brought before a meeting in accordance with our Bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called by our Chairman of the Board, our Chief Executive Officer or our board of directors pursuant to a resolution adopted by a majority of the total number of directors. For director nominations to be properly brought before a special meeting of stockholders at which directors are to be elected, a stockholder must give notice thereof in writing not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which we publicly announce the date of the special meeting and of the nominees proposed by our board of directors to be elected at the special meeting.

No Stockholder Action by Written Consent

Our Certificate of Incorporation and Bylaws do not permit our stockholders to act by written consent for any actions required or permitted to be taken at any annual or special meeting of stockholders.

Super-Majority Stockholder Vote Required for Certain Actions

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock to amend or repeal (i) the provision relating to the indemnification of our officers and directors and (ii) the prohibition on action by written consent of the stockholders in lieu of a meeting. This 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, a 66 2/3% vote is also required for any amendment to, or repeal of, our Bylaws by the stockholders. Our bylaws may be amended or repealed by a 66 2/3% vote of our board of directors.

Transfer Agent and Registrar

Our transfer agent and registrar is American Stock Transfer & Trust Company located at 6201 15th Avenue, Brooklyn, NY 11219.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon exercise of the Warrants to permit the resale of these shares of common stock by the holders of the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. However, we will receive the exercise price of any Warrants exercised for cash. To the extent that we receive cash upon exercise of any Warrants, we expect to use that cash as described in the section entitled “Use of Proceeds.” We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the distribution of the common stock by any selling stockholders to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Securities Purchase Agreement, estimated to be $41,172 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights provisions of the Securities Purchase Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the Securities Purchase Agreement, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by Jones Day, Palo Alto, California.

EXPERTS

The consolidated financial statements of InSite Vision Incorporated as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013 incorporated by reference in this Registration Statement on Form S-1 have been so incorporated in reliance on the report of Burr Pilger Mayer, Inc., an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on our website at www.insitevision.com under the caption “Investors—SEC Filings.” These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

For purposes of this prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC (excluding any portions of such documents that have been “furnished but not filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014 (SEC File No. 000-22332);

•	our Amendment No. 1 to Annual Report on Form 10-K/A for the year end December 31, 2013, filed with the SEC on April 30, 2014 (SEC File No. 000-22332);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 15, 2014 (SEC File No. 000-22332);

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 14, 2014 (SEC File No. 000-22332);

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the SEC on November 7, 2014 (SEC File No. 000-22332); and

•	our Current Reports on Form 8-K filed with the SEC on May 8, 2014, June 13, 2014, July 22, 2014, July 31, 2014 and October 16, 2014 (SEC File No. 000-22332).

These reports and documents can be accessed free of charge on our website at www.insitevision.com under the caption “Investors—SEC Filings.” We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such reports and documents unless such exhibits are specifically incorporated by reference into the reports and documents that this prospectus incorporates. Please send written requests to:

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, California 94501

(510) 865-8800

Attn.: Secretary

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

INSITE VISION INCORPORATED

5,078,070 Shares of Common Stock

PROSPECTUS

            , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the fees and expenses payable by the Company in connection with the registration of the securities offered hereby. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration Fee	$172
Printing Fees and Expenses	5,000
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	10,000
Miscellaneous	1,000

Total	41,172

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VIII of the Company’s restated certificate of incorporation, as amended (the “Restated Certificate”), provides for indemnification of its directors and officers to the fullest extent permitted by law, as now in effect or later amended. In addition, the Restated Certificate provides for indemnification against expenses incurred by a director, officer or other person entitled to indemnification to be paid by the Company from time to time in advance of the final disposition of such action, suit or proceeding and, if required by the Delaware General Corporation Law (the “DGCL”), upon receipt of an undertaking by or on behalf of the director, officer or other person to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The Restated Certificate further provides for a contractual cause of action on the part of the Company’s directors and officers for indemnification claims that have not been paid by it. The Restated Certificate limits under certain circumstances the liability of the Company’s directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (4) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL contains provisions regarding indemnification, among others, of officers and directors. Section 145 of the DGCL provides in relevant part:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination,

1. by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

2. by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or

3. if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

4. by the stockholders.

Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the corporation has the power to indemnify him or her against that liability under Section 145 of the DGCL. The Company maintains liability insurance for each director and officer for losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company.

We have also entered into agreements with our directors and officers that require us to indemnify such persons against expenses, judgments, fines and settlement amounts that such person becomes legally obligated to pay in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its subsidiaries. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of our directors or officers for which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The above discussion of our corporate documents and agreements is not intended to be exhaustive and is respectively qualified in its entirety by our corporate documents and agreements.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

Except as set forth below, in the three years preceding the filing of this Registration Statement, we have not issued any securities that were not registered under the Securities Act.

On October 9, 2014, we entered into a Securities Purchase Agreement with Riverbank Capital Securities, Inc., broker-dealer, as placement agent, and the purchasers party thereto pursuant to which we agreed to sell our 12% Senior Secured Notes in an aggregate principal amount of up to $15 million and issue warrants to purchase shares of our common stock. On October 9, 2014, November 21, 2014, and December 10, 2014, we issued and sold to the Purchasers at par an aggregate of $5,196,667 principal amount of the 12% Senior Secured Notes and warrants to purchase an aggregate of (i) 2,053,169 shares of our common stock at an exercise price of $0.33 per share, (ii) 200,620 shares of our common stock at an exercise price of $0.31 per share and (iii) 2,824,281 shares of our common stock at an exercise price of $0.26 per share pursuant to the Securities Purchase Agreement and received gross proceeds of $5,196,667. After deducting the cash commission of 6% of the gross proceeds (or $311,800) payable to the placement agent, we retained net proceeds of $4,884,867.

The sale of the 12% Senior Secured Notes and issuance of the warrants were not registered in reliance upon the exemption from registration under Regulation D promulgated under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act as such transactions did not involve a public offering of securities.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

3.1	Restated Certificate of Incorporation as filed with the Delaware Secretary of State on October 25, 1993.	10-K	000-22332	3.2	(1)

3.2	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Delaware Secretary of State on September 11, 1997.	S-3	333-36673	4.1	9-29-97

3.3	Certificate of Correction of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Delaware Secretary of State on September 26, 1997.	S-3	333-36673	4.2	9-29-97

3.4	Certificate of Designations, Preferences and Rights of Series A-1 Preferred Stock as filed with the Delaware Secretary of State on July 3, 2002.	10-Q	001-14207	4.5	11-14-02

3.5	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on June 3, 1994.	S-3	333-126084	4.2	6-23-05

3.6	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on July 20, 2000.	10-K	001-14207	3.7	3-15-07

3.7	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on June 1, 2004.	10-K	001-14207	3.8	3-15-07

3.8	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on October 23, 2006.	10-Q	001-14207	3.7	11-14-06

3.9	Amended Bylaws.	8-K	000-22332	3.1	12-16-11

4.1	Reference is made to Exhibits 3.1 through 3.9.

4.2	Securities Purchase Agreement, entered into on October 9, 2014, between InSite Vision Incorporated, Riverbank Capital Securities, Inc., and the purchasers party thereto.	8-K	000-22332	10.1	10-16-14

4.3	Amendment No. 1 to Securities Purchase Agreement, entered into on November 21, 2014, between InSite Vision Incorporated, Riverbank Capital Securities, Inc., and the purchasers party thereto.					See Exhibit 10.33

4.4	Form of Warrant to Purchase Common Stock issued pursuant to the Securities Purchase Agreement entered into on October 9, 2014, as amended.	8-K	000-22332	4.1	10-16-14

5.1	Opinion of Jones Day.					X

10.1*	InSite Vision Incorporated Amended and Restated Employee Stock Purchase Plan adopted October 15, 2007.	8-K	001-14207	10.4	10-19-07

10.2*	InSite Vision Incorporated 1994 Stock Option Plan (Amended and Restated as of December 15, 1997).	S-8	333-60057	99.1	7-28-98

10.3*	InSite Vision Incorporated 2007 Performance Incentive Plan.	8-K	001-14207	10.1	10-19-07

10.4*	Form of Nonqualified Stock Option Agreement (2007).	8-K	001-14207	10.2	10-19-07

10.5*	Form of Incentive Stock Option Agreement (2007).	8-K	001-14207	10.3	10-19-07

10.6*	Form of Indemnification Agreement between the Company and its directors and officers.	8-K	000-22332	10.1	7-31-14

10.7*	Form of Employee’s Proprietary Information and Inventions Agreement.	S-1	333-68024	10.7	8-27-93

10.8	Facilities Lease, dated September 1, 1996, between the Registrant and Alameda Real Estate Investments.	10-K	000-22332	10.17	3-5-97

10.9	Amendment No. 1 to Marina Village Office Tech Lease, dated July 20, 2001 and effective January 1, 2002.	10-Q	001-14207	10.40	11-14-01

10.10	Amendment No. 3 to Marina Village Office Tech Lease, dated November 28, 2006.	10-K	001-14207	10.50	3-15-07

10.11§	Exclusive License Agreement, dated as of February 15, 2007, by and between the Company and Pfizer, Inc. and Pfizer Products, Inc.	10-Q	001-14207	10.2	5-10-07

10.12§	License Agreement, dated as of February 15, 2007, by and between the Company and Inspire Pharmaceuticals, Inc.	10-Q	001-14207	10.1	5-10-07

10.13§	Trademark License Agreement, dated as of February 15, 2007, by and between the Company and Inspire Pharmaceuticals, Inc.	10-Q	001-14207	10.5	5-10-07

10.14§	First Amendment to License Agreement, dated as of August 9, 2012, by and between the Company and Inspire Pharmaceuticals, Inc.	10-Q	000-22332	10.1	8-14-12

10.15	Purchase and Sale Agreement, dated as of February 21, 2008, by and between Azithromycin Royalty Sub LLC and the Company.	10-Q	001-14207	10.1	5-12-08

10.16	Note Purchase Agreement, dated as of February 21, 2008, by and among Azithromycin Royalty Sub LLC, the Company and the purchasers named therein.	10-Q	001-14207	10.2	5-12-08

10.17	Indenture, dated as of February 21, 2008, by and between Azithromycin Royalty Sub LLC and U.S. Bank National Association.	10-Q	001-14207	10.3	5-12-08

10.18	Pledge and Security Agreement made by the Company to U.S. Bank National Association, as Trustee, dated February 21, 2008.	10-Q	001-14207	10.4	5-12-08

10.19	Residual License Agreement by and between Azithromycin Royalty Sub LLC and the Company dated February 21, 2008.	10-Q	001-14207	10.5	5-12-08

10.20*	InSite Vision Incorporated Annual Bonus Plan.	10-Q	001-14207	10.1	8-11-08

10.21*	InSite Vision Incorporated Severance Plan.	8-K	001-14207	10.1	4-29-09

10.22*	Offer letter, by and between the Company and Louis Drapeau, dated October 29, 2008.	10-K/A	001-14207	10.37	4-30-09

10.23*	Offer letter, by and between the Company and Timothy Ruane, dated December 1, 2010.	8-K	000-22332	10.1	11-30-10

10.24	Form of Securities Purchase Agreement, dated July 12, 2011.	8-K	000-22332	10.1	7-18-11

10.25	Form of Common Stock Warrant issued pursuant to Securities Purchase Agreement, dated July 12, 2011.	8-K	000-22332	4.1	7-18-11

10.26*	Option Cancellation Agreement, by and between the Company and Timothy Ruane, dated December 27, 2012.	8-K	000-22332	10.1	12-31-12

10.27§	Royalty Purchase Agreement, by and between SWK Funding LLC and Bess Royalty, L.P. and InSite Vision, dated as of April 2, 2013.	10-Q	000-22332	10.1	5-9-13

10.28§	Second Amendment to License Agreement, entered into on June 20, 2013, by and between InSite Vision and Inspire Pharmaceuticals.	10-Q/A	000-22332	10.1	10-7-13

10.29	Amendment No. 5 to Marina Village Office Tech Lease, dated August 1, 2013.	10-Q	000-22332	10.1	11-13-13

10.30	Note Purchase Agreement, entered into on June 10, 2014, between Azithromycin Royalty Sub LLC and the noteholders party thereto.	8-K	000-22332	10.1	6-13-14

10.31	Third Amendment to License Agreement, entered into on June 10, 2014, between InSite Vision Incorporated, Akorn, Inc. and Inspire Pharmaceuticals.	8-K	000-22332	10.2	6-13-14

10.32	Securities Purchase Agreement, entered into on October 9, 2014, between InSite Vision Incorporated, Riverbank Capital Securities, Inc., and the purchasers party thereto.	8-K	000-22332	10.1	10-16-14

10.33	Amendment No. 1 to Securities Purchase Agreement, entered into on November 21, 2014, between InSite Vision Incorporated, Riverbank Capital Securities, Inc., and the purchasers party thereto.					X

10.34	Security Agreement, entered into on October 9, 2014, between InSite Vision Incorporated and U.S. Bank National Association.	8-K	000-22332	10.2	10-16-14

10.35	Form of 12% Senior Secured Note.	8-K	000-22332	10.3	10-16-14

10.36	Form of Warrant to Purchase Common Stock issued pursuant to the Securities Purchase Agreement entered into on October 9, 2014, as amended.	8-K	000-22332	4.1	10-16-14

21.1	Subsidiaries of the Company.	10-K	000-22332	21.1	3-31-14

23.1	Consent of Burr Pilger Mayer, Inc., Independent Registered Public Accounting Firm.					X

23.2	Consent of Jones Day (included in Exhibit 5.1).					X

24.1	Reference is hereby made to the Power of Attorney included on the signature page to this Registration Statement on Form S-1.					X

(1)	Filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 1993.
§	Confidential treatment has been granted with respect to certain portions of this agreement.
*	Management contract or compensatory plan.

(b)	Financial Statement Schedules

None.

ITEM 17.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primarly offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to our Restated Certificate of Incorporation or Amended Bylaws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on December 18, 2014.

INSITE VISION INCORPORATED

By:	/s/ Timothy Ruane
Timothy Ruane
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy Ruane and Louis Drapeau and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy Ruane	Chief Executive Officer and Director	December 18, 2014
Timothy Ruane	(Principal Executive Officer)

/s/ Louis Drapeau	Vice President, Chief Financial Officer	December 18, 2014
Louis Drapeau	(Principal Financial and Accounting Officer)

/s/ Brian Levy	Director	December 18, 2014
Brian Levy, O.D. M.Sc.

/s/ Timothy McInerney	Chairman of the Board, Director	December 18, 2014
Timothy McInerney

/s/ Robert O’Holla	Director	December 18, 2014
Robert O’Holla

/s/ Craig A. Tooman	Director	December 18, 2014
Craig A. Tooman

/s/ Anthony J. Yost	Director	December 18, 2014
Anthony J. Yost

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference				Filed
	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

3.1	Restated Certificate of Incorporation as filed with the Delaware Secretary of State on October 25, 1993.	10-K	000-22332	3.2	(1)

3.2	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Delaware Secretary of State on September 11, 1997.	S-3	333-36673	4.1	9-29-97

3.3	Certificate of Correction of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock as filed with the Delaware Secretary of State on September 26, 1997.	S-3	333-36673	4.2	9-29-97

3.4	Certificate of Designations, Preferences and Rights of Series A-1 Preferred Stock as filed with the Delaware Secretary of State on July 3, 2002.	10-Q	001-14207	4.5	11-14-02

3.5	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on June 3, 1994.	S-3	333-126084	4.2	6-23-05

3.6	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on July 20, 2000.	10-K	001-14207	3.7	3-15-07

3.7	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on June 1, 2004.	10-K	001-14207	3.8	3-15-07

3.8	Certificate of Amendment to Restated Certificate of Incorporation as filed with the Delaware Secretary of State on October 23, 2006.	10-Q	001-14207	3.7	11-14-06

3.9	Amended Bylaws.	8-K	000-22332	3.1	12-16-11

4.1	Reference is made to Exhibits 3.1 through 3.9.

4.2	Securities Purchase Agreement, entered into on October 9, 2014, between InSite Vision Incorporated, Riverbank Capital Securities, Inc., and the purchasers party thereto.	8-K	000-22332	10.1	10-16-14

4.3	Amendment No. 1 to Securities Purchase Agreement, entered into on November 21, 2014, between InSite Vision Incorporated, Riverbank Capital Securities, Inc., and the purchasers party thereto.					See Exhibit 10.33

4.4	Form of Warrant to Purchase Common Stock issued pursuant to the Securities Purchase Agreement entered into on October 9, 2014, as amended.	8-K	000-22332	4.1	10-16-14

5.1	Opinion of Jones Day.					X

10.1*	InSite Vision Incorporated Amended and Restated Employee Stock Purchase Plan adopted October 15, 2007.	8-K	001-14207	10.4	10-19-07

10.2*	InSite Vision Incorporated 1994 Stock Option Plan (Amended and Restated as of December 15, 1997).	S-8	333-60057	99.1	7-28-98

10.3*	InSite Vision Incorporated 2007 Performance Incentive Plan.	8-K	001-14207	10.1	10-19-07

10.4*	Form of Nonqualified Stock Option Agreement (2007).	8-K	001-14207	10.2	10-19-07

10.5*	Form of Incentive Stock Option Agreement (2007).	8-K	001-14207	10.3	10-19-07

10.6*	Form of Indemnification Agreement between the Company and its directors and officers.	8-K	000-22332	10.1	7-31-14

10.7*	Form of Employee’s Proprietary Information and Inventions Agreement.	S-1	333-68024	10.7	8-27-93

10.8	Facilities Lease, dated September 1, 1996, between the Registrant and Alameda Real Estate Investments.	10-K	000-22332	10.17	3-5-97

10.9	Amendment No. 1 to Marina Village Office Tech Lease, dated July 20, 2001 and effective January 1, 2002.	10-Q	001-14207	10.40	11-14-01

10.10	Amendment No. 3 to Marina Village Office Tech Lease, dated November 28, 2006.	10-K	001-14207	10.50	3-15-07

10.11§	Exclusive License Agreement, dated as of February 15, 2007, by and between the Company and Pfizer, Inc. and Pfizer Products, Inc.	10-Q	001-14207	10.2	5-10-07

10.12§	License Agreement, dated as of February 15, 2007, by and between the Company and Inspire Pharmaceuticals, Inc.	10-Q	001-14207	10.1	5-10-07

10.13§	Trademark License Agreement, dated as of February 15, 2007, by and between the Company and Inspire Pharmaceuticals, Inc.	10-Q	001-14207	10.5	5-10-07

10.14§	First Amendment to License Agreement, dated as of August 9, 2012, by and between the Company and Inspire Pharmaceuticals, Inc.	10-Q	000-22332	10.1	8-14-12

10.15	Purchase and Sale Agreement, dated as of February 21, 2008, by and between Azithromycin Royalty Sub LLC and the Company.	10-Q	001-14207	10.1	5-12-08

10.16	Note Purchase Agreement, dated as of February 21, 2008, by and among Azithromycin Royalty Sub LLC, the Company and the purchasers named therein.	10-Q	001-14207	10.2	5-12-08

10.17	Indenture, dated as of February 21, 2008, by and between Azithromycin Royalty Sub LLC and U.S. Bank National Association.	10-Q	001-14207	10.3	5-12-08

10.18	Pledge and Security Agreement made by the Company to U.S. Bank National Association, as Trustee, dated February 21, 2008.	10-Q	001-14207	10.4	5-12-08

10.19	Residual License Agreement by and between Azithromycin Royalty Sub LLC and the Company dated February 21, 2008.	10-Q	001-14207	10.5	5-12-08

10.20*	InSite Vision Incorporated Annual Bonus Plan.	10-Q	001-14207	10.1	8-11-08

10.21*	InSite Vision Incorporated Severance Plan.	8-K	001-14207	10.1	4-29-09

10.22*	Offer letter, by and between the Company and Louis Drapeau, dated October 29, 2008.	10-K/A	001-14207	10.37	4-30-09

10.23*	Offer letter, by and between the Company and Timothy Ruane, dated December 1, 2010.	8-K	000-22332	10.1	11-30-10

10.24	Form of Securities Purchase Agreement, dated July 12, 2011.	8-K	000-22332	10.1	7-18-11

10.25	Form of Common Stock Warrant issued pursuant to Securities Purchase Agreement, dated July 12, 2011.	8-K	000-22332	4.1	7-18-11

10.26*	Option Cancellation Agreement, by and between the Company and Timothy Ruane, dated December 27, 2012.	8-K	000-22332	10.1	12-31-12

10.27§	Royalty Purchase Agreement, by and between SWK Funding LLC and Bess Royalty, L.P. and InSite Vision, dated as of April 2, 2013.	10-Q	000-22332	10.1	5-9-13

10.28§	Second Amendment to License Agreement, entered into on June 20, 2013, by and between InSite Vision and Inspire Pharmaceuticals.	10-Q/A	000-22332	10.1	10-7-13

10.29	Amendment No. 5 to Marina Village Office Tech Lease, dated August 1, 2013.	10-Q	000-22332	10.1	11-13-13

10.30	Note Purchase Agreement, entered into on June 10, 2014, between Azithromycin Royalty Sub LLC and the noteholders party thereto.	8-K	000-22332	10.1	6-13-14

10.31	Third Amendment to License Agreement, entered into on June 10, 2014, between InSite Vision Incorporated, Akorn, Inc. and Inspire Pharmaceuticals.	8-K	000-22332	10.2	6-13-14

10.32	Securities Purchase Agreement, entered into on October 9, 2014, between InSite Vision Incorporated, Riverbank Capital Securities, Inc., and the purchasers party thereto.	8-K	000-22332	10.1	10-16-14

10.33	Amendment No. 1 to Securities Purchase Agreement, entered into on November 21, 2014, between InSite Vision Incorporated, Riverbank Capital Securities, Inc., and the purchasers party thereto.					X

10.34	Security Agreement, entered into on October 9, 2014, between InSite Vision Incorporated and U.S. Bank National Association.	8-K	000-22332	10.2	10-16-14

10.35	Form of 12% Senior Secured Note.	8-K	000-22332	10.3	10-16-14

10.36	Form of Warrant to Purchase Common Stock issued pursuant to the Securities Purchase Agreement entered into on October 9, 2014, as amended.	8-K	000-22332	4.1	10-16-14

21.1	Subsidiaries of the Company.	10-K	000-22332	21.1	3-31-14

23.1	Consent of Burr Pilger Mayer, Inc., Independent Registered Public Accounting Firm.					X

23.2	Consent of Jones Day (included in Exhibit 5.1).					X

24.1	Reference is hereby made to the Power of Attorney included on the signature page to this Registration Statement on Form S-1.					X

(1)	Filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 1993.
§	Confidential treatment has been granted with respect to certain portions of this agreement.
*	Management contract or compensatory plan.